EXHIBIT 99.1

June 30, 2009

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS RECORD QUARTERLY EARNINGS AND PROFITABLE FISCAL 2009

MIDLAND, TX – 06/30/09 – Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2009.

The Company reported net income of $1,170,570, or $.61 per diluted share, for fiscal year 2009 as compared to $713,644, or $.40 per diluted share, for fiscal 2008, a 64% increase.

Operating revenues in fiscal 2009 were $4,925,993, an increase of 26% over 2008 operating revenues of $3,899,408.  This is partially the result of several royalty acquisitions in the Barnett Shale gas field.  Revenues from oil and gas royalty interests, including these acquisitions, accounted for approximately 42% of the Company’s revenues for fiscal 2009.

Gas production volumes increased 43% during fiscal 2009 with an average sales price received of $7.57 per Mcfe, a decrease of 6% from the $8.03 per Mcfe received in fiscal 2008.  Oil production volumes decreased 3%.

The Company’s total estimated proved reserves at March 31, 2009 were 9.477 Bcf of natural gas and 207,000 barrels of oil and natural gas liquids, and its estimated present value of proved reserves was approximately $14.3 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K.  During fiscal 2009, the Company added total proved reserves of 2.2 Bcfe of which 60% was through extensions and discoveries and 40% through acquisitions.  This represents an approximate 21% increase in gas reserves and 5% decrease in oil reserves as compared to fiscal 2008.  For fiscal 2009, gas reserves constituted approximately 88% of the Company’s total proved reserves and approximately 71% of the Company’s revenues.

"The Company continued to move ahead in fiscal year 2009 under its capable management, as evidenced by its significant recorded increases in both gas production as well gas reserves in the past year," said Thomas Graham, Jr., Chairman of the Board of Mexco Energy Corporation.

Nicholas C. Taylor, President and Chief Executive Officer, added, “We achieved record gross revenues with after tax profit of 24% of gross income despite low prices for oil and gas in the second half of our fiscal year.  Also, we promoted Tammy McComic to Executive Vice President and Chief Financial Officer and Stacy Hardin to Assistant Treasurer in recognition of their outstanding performances.”

During the year ended March 31, 2009, the Company participated with working interests in 14 gross wells (.83 net wells) compared to 33 gross wells (1.13 net wells) for the previous year.  All of such wells were commercially productive.

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts to increase oil and natural gas reserves, through acquisitions, exploration and development.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations.  These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2009.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2009	2008	2007
Operating revenues:
Oil and gas	$4,876,627	$3,887,955	$2,969,325
Other	49,366	11,453	2,392
Total operating revenues	4,925,993	3,899,408	2,971,717

Operating expenses:
Production	1,195,584	1,240,305	870,778
Accretion of asset retirement obligation	28,578	26,262	24,057
Depreciation, depletion, and amortization	1,046,120	779,618	652,826
General and administrative	876,756	821,786	829,180
Total operating expenses	3,147,038	2,867,971	2,376,841

Operating profit	1,778,955	1,031,437	594,876

Other income (expense):
Interest income	1,838	5,113	4,670
Interest expense	(81,961)	(105,312)	(24,046)

Net other expense	(80,123)	(100,199)	(19,376)

Earnings before income taxes and
minority interest	1,698,832	931,238	575,500

Income tax expense (benefit):
Current	539,048	-	-
Deferred	(10,786)	217,594	(28,050)
	528,262	217,594	(28,050)

Earnings before minority interest	1,170,570	713,644	603,550

Minority interest in loss of subsidiary	-	-	4,835

Net income	$1,170,570	$713,644	$608,385

Earnings per common share:
Basic:	$0.63	$0.40	$0.35
Diluted:	$0.61	$0.40	$0.33

Weighted average common shares outstanding:
Basic:	1,846,394	1,767,777	1,761,344
Diluted:	1,934,235	1,773,049	1,819,969

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of March 31,

	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$223,583	$303,617
Accounts receivable:
Oil and gas sales	351,040	758,459
Trade	164,834	102,403
Related parties	1,687	12,659
Prepaid costs and expenses	36,610	22,062
Total current assets	777,754	1,199,200

Investment in GazTex, LLC	-	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost method	26,735,778	23,941,483
Other	61,362	61,362
	26,797,140	24,002,845

Less accumulated depreciation, depletion, and amortization	13,066,014	12,019,895
Property and equipment, net	13,731,126	11,982,950
	$14,508,880	$13,202,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$555,765	$571,526

Long-term debt	1,400,000	2,600,000
Asset retirement obligation	440,011	374,789
Deferred income tax liabilities	1,185,494	1,196,280

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value;
40,000,000 shares authorized;
1,962,616 and 1,841,366 shares issued;
1,878,616 and 1,757,366 shares outstanding as of
March 31, 2009 and 2008, respectively	981,308	920,683
Additional paid-in capital	5,617,620	4,381,269
Retained earnings	4,755,299	3,584,729
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)

Total stockholders’ equity	10,927,610	8,460,064
	$14,508,880	$13,202,659